Exhibit 10.01


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into effective July 17, 2003 (the "effective date"), by and between MR. DINESH MANIAR, an individual ("Seller") and MONTGOMERY REALTY GROUP, INC., a Nevada corporation doing business in California as Nevada-Montgomery Realty Group, Inc., or its assignee (with right of assignment) ("Buyer") and is based upon the following facts and representations:

         A. Seller owns that certain real property commonly known as 234-240 Front Street, San Francisco, California (the "Property") which Property consists of a approximately 0.14 acres of land (the "Land") with improvements thereon consisting of a four story office building and restaurant with an aggregate of 18,000 square feet of above ground leasable space and approximately 5,000 square feet of basement space, more or less (the "Building").

         B. Buyer desires to develop the Building into an income producing office project and will undertake the building permit, construction and leasing phases of the development. Seller will cooperate with Buyer as to the planning department approval process.

         C. The Building is vacant except for the business commonly known as "Schroeder's Restaurant" (the "Restaurant") which currently occupies the first floor and basement pursuant to a written lease. The remainder of the Building is suitable for development as an office building.

         D. Development of the Building into a fully leasable office project will require approvals of the San Francisco Planning Department as well as appropriate building permits, construction and leasing.

         E. Buyer agrees to lease office space to Diversified Investment & Management Corporation ("DIMC") for a 10 year lease (with 2 five year options) at $10,000 per month.

         F. Buyer also agrees to allow Dutcher Creek Vineyards (DCV) dba Diamond Oaks Vineyard (DOV) to lease a portion of the reconfigured basement, as agreed upon with Schroeder's Restaurant, as a Wine Tasting Room, with a 10 year lease (with 2 five year options) at $6,000 per month.

         G. Seller agrees to sell and Buyer agrees to buy the Property, together with any and all planning department approvals, applications and architectural drawings for Buyer's use to convert the Building situated on the Property into an income producing office project, on the terms set forth herein.

         NOW THEREFORE in consideration of the mutual promises contained herein, Seller and Buyer agree as follows:

1. PROPERTY INCLUDED IN SALE.

         Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

                  (a) that certain real property commonly known as the 234-240 Front Street, consisting of approximately 0.14 acres of undeveloped land, described as Assessor's Parcel No. Lot 008, Block 0236, located in the City and County of San Francisco, California, and more particularly described in Exhibit A attached hereto (the "Real Property");

                  (b) any and all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all view rights, air rights, solar rights, water, water rights, and water stocks relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively the "Appurtenances");

                  (c) any and all improvements and fixtures located on the Real Property, including specifically, but not by way of limitation, the four (4) story building plus basement, consisting of approximately 18,000 square feet above ground, and approximately 5,000 square feet below ground (the "Building") together with all related fixtures and related matters associated therewith (all of which are collectively called the "Improvements");

                  (d) any and all personal property set forth on Exhibit "B" attached hereto, if any (the "Personal Property"); and

                  (e) any and all of the interest of Seller, if any, in and to all development rights, transferable development rights ("TDR's"), plans for a proposed build out, and other intangibles relating to or effecting the Property, to the extent the same may be owned or controlled by Seller ("Development Rights").

         All of the items described in subsections (a), (b), (c), (d) and (e) above are hereinafter collectively called the "Property."

2. ENTITLEMENTS.

         (a) As used herein the term "Entitlements" shall mean those approvals customarily obtained from the City of San Francisco Planning Department as conditions to the development of the current Building into a fully developed office with restaurant and wine tasting room, as set forth in Exhibit "G" attached hereto and incorporated herein by this reference. Obtaining planning and building permits requires approval by the San Francisco Planning Department, which approval typically involves review and approval of proposed building plans (such as those set forth in Exhibit "G"), historical building features, building facade, neighborhood styles, conformity to the San Francisco City Plan, and similar matters.

         (b) Seller and Buyer shall cooperate and lend each other reasonable aid and assistance as to the planning of the Property. Seller and Buyer shall confer on a regular basis. Buyer may use Diversified Investment & Management Corporation (DIMC) as its construction consultant pursuant to a mutually acceptable agreement and Seller hereby makes said company available to Buyer, should Buyer determine to request assistance from DIMC. DIMC has been working with the City of San Francisco Planning Department and with architects and other professionals to obtain appropriate permits for the development of the Building pursuant to the plans set forth in Exhibit "G".

         (c) After the Closing, Seller agrees to instruct all architects, designers and other consultants to cooperate with Buyer (or its consultant) and ask said professionals to provide all pertinent information, documents and similar matters so as to assist Buyer in the final attainment of the Entitlements.

3. PURCHASE PRICE.

         The Contract Purchase Price of the Property is FOUR MILLION FOUR HUNDRED EIGHTY FIVE THOUSAND DOLLARS ($4,485,000) (the "Contract Purchase Price"). Said Purchase Price shall be paid as follows:

         (a) Buyer shall take title to the Property subject to the existing first mortgage deed of trust in favor of Far East National Bank in the amount of Two Million Eight Hundred Thousand Dollars ($2,800,000);

         (b) Buyer shall take title to the Property subject to the existing second mortgage deed of trust in favor of California Mortgage & Realty, Inc. in the amount of Six Hundred Thousand Dollars ($600,000);

         (c) Buyer shall pay any and all loan assumption fees and related costs, including, but not limited to reasonable attorneys fees in connection with the assumption of said loans;

         (d) Buyer shall pay the cash sum of approximately One Million Eighty Five Thousand Dollars ($1,085,000) at the Closing, which sum shall be exactly determined by the escrow company as the amount of cash needed so that the Seller nets the Purchase Price from the Sale (less Seller's prorations and other costs as set forth in Section 9 below; and

         (e) Buyer shall also pay such other costs, including title insurance and related costs, as are detailed in Section 9 below.

4. BUYER'S DEPOSITS WITH ESCROW

         Deposits shall be made by Buyer as follows:

         (a) Within three (3) days after the effective date of this Agreement, Buyer shall deposit in escrow with First American Title Guaranty Company ("Title Company") at its office at 1850 Mr. Diablo Boulevard, Suite 300, Walnut Creek, California 94947, a deposit in the form of cash in the amount of TEN THOUSAND DOLLARS ($10,000,00) (the "Initial Deposit"). All sums comprising the Initial Deposit will be held in an interest bearing account and interest accruing thereon shall be held for the account of Buyer. In the event the sale of the Property as contemplated hereunder is consummated, the Initial Deposit plus interest accrued therein shall be credited against the Purchase Price.

         (b) Within three (3) days after the removal of Buyer's due diligence contingencies as set forth in Section 6 below, Buyer shall increase its deposit with Title Company by making an additional deposit in the amount of FORTY THOUSAND DOLLARS ($40,000) (the "Additional Deposit") such that the total deposit by Buyer with Title Company shall then be FIFTY THOUSAND DOLLARS ($50,000) (the "Increased Deposit"). All sums comprising the Increased Deposit shall be held in an interest bearing account and interest accruing thereon shall be held for the account of Buyer, or upon Seller's written request delivered to Title Company, said Increased Deposit shall be released to Seller and credited toward the sales price. In the event the sale of the Property as contemplated hereunder is consummated, the Increased Deposit plus interest actually earned thereon in escrow, if any, shall be credited against the Purchase Price.

         (c) In the event this Agreement terminates for any reason within the first ten (10) days after mutual execution of this Agreement, including after the payment of the Initial Deposit but before removal of Buyer's due diligence contingencies as set forth in Section 6 below, the Initial Deposit together with all interest thereon shall be returned to the Buyer and neither Buyer nor Seller shall have any further obligations under this Agreement.

         (d) During the period following removal of Buyer's due diligence contingencies as set forth in Section 6 below, the Increased Deposit shall be non-refundable in the event this Agreement is terminated, and Seller shall retain said Increased Deposit as liquidated damages, unless this Agreement is terminated by reason of a breach of this Agreement by Seller, in event the later occurs, the Increased Deposit (whether previously released or otherwise) together with all interest thereon shall be returned to Buyer and this Agreement shall be terminated and neither Buyer nor Seller shall have any further rights or obligations under this Agreement.

         (e) The parties agree that in the event of a breach of this Agreement by Buyer it would be difficult to measure Seller's damages and that Seller's retention of the Increased Deposit or Final Deposit, as the case may be, shall constitute Seller's measure of damages, said sum being liquidated damages, and said sum being agreed upon by the parties hereto after review by their respective attorneys.

         THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT AMOUNTS HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT SOLELY ON THE PART OF BUYER.

Seller: _______                                                  Buyer: ________

5.       TITLE TO THE PROPERTY.

         (a) At the Closing, Seller shall convey to Buyer (or its assignee) marketable and insurable fee simple title to the Real Property and the Appurtenances, by duly executed and acknowledged grant deed in a form acceptable to Buyer. Evidence of deliver of marketable and insurable fee simple title shall be the issuance by Title Company of an ALTA Owner's Policy of Title Insurance, in the full amount of the Contract Purchase Price insuring fee simple title to the Real Property and the Appurtenances in Buyer, subject only to those exceptions as Buyer shall approve pursuant to section 5(a) below. Said policy may, at Buyer's sole option, provide for full coverage against mechanics' or materialmen's liens and shall contain such special endorsements as Buyer may reasonably require. The Title Company shall obtain, if requested by Buyer, reinsurance agreements from such companies and in such amounts as Buyer may request. Buyer may also obtain an ALTA Owner's policy without a survey exception, but reserve the right to supply an ALTA survey and have the Owner's policy updated to show the absence of encroachments or other matters that might arise by reason of an inspection.

         (b) At the Closing, Seller shall transfer title to the personal property by a bill of sale in the form attached hereto as Exhibit C, such title to be free of any liens and encumbrances.

         (c) At the Closing, Seller shall transfer all architectural plans, surveys, market studies and similar matters that related to the development rights and building permits needed for the Property, by means of the e form attached hereto as Exhibit "D" and shall transfer all original Entitlement documents to Buyer as provided in Section 9 below.

6. DUE DILIGENCE CONDITIONS.

         Buyer shall conduct its due diligence and either terminate this Agreement or remove Buyer's due diligence contingencies and proceed with this Agreement within ten (10) days of the effective date of this Agreement ("Buyer's due diligence period"). All of Buyer's due diligence contingencies are set forth in this Section 6. To facilitate Buyer's due diligence and to the extent reasonably available to Seller, Seller shall provide Buyer with the documents set forth below.

         (a) Title. During the time periods set forth below, Buyer shall review and approve title to the Real Property. Within five (5) days from the effective date of this Agreement, at Seller's sole cost and expense, Seller shall deliver to Buyer:

                  (i) the most recently issued preliminary title report issued on the Real Property issued by Title Company, dated as of June 25, 2003, accompanied by legible copies of all documents referred to in the report (but only if the same are immediately available);

                  (ii) to the extent the same are in Seller's actual possession, copies of all existing and proposed easements, covenants, restrictions, agreements or other documents that affect the Real Property and Appurtenances and which are not disclosed by the preliminary title report, or, if no such documents exist, a certification of Seller to that effect;

                  (iii) a copy of the most recent property tax bill for the property; and

                  (iv) a chain of title report for the Real Property to the extent the same are in Seller's actual possession.

         Buyer shall advise the Seller within three (3) days of the effective date of this Agreement, what exceptions to title, if any, will be accepted by Buyer; provided, however, that Seller hereby agrees to remove all monetary liens, encumbrances and judgments of any nature whatsoever encumbering title to the Real Property (except as provided in Section 3(a) and (b)). As to all other matters, Buyer shall be required to specifically disapprove any such title exceptions. Seller shall have five (5) days after receipt of Buyer's objections to give Buyer notice: (i) that Seller will remove any objectionable exceptions from title and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing; or (ii) that Seller elects not to cause such exceptions to be removed. If Seller gives Buyer notice under clause (ii), Buyer shall have two (2) additional days to notify Seller that Buyer intends to proceed with the purchase and take the Real Property subject to such exceptions, or to terminate this Agreement. If Buyer shall fail to give Seller notice of its election within two (2) days, Buyer shall be deemed to have elected to terminate this Agreement. If Seller shall give notice pursuant to clause (i), and shall fail to remove any such objectionable exceptions from title prior to the Closing Date, and Buyer is unwilling to take title subject thereto, Seller shall be in default hereunder and, without limiting Buyer's rights and remedies against Seller, Buyer may elect to terminate this Agreement and Seller shall be liable for all of Buyer's damages, including Buyer's costs and expenses incurred hereunder.

         (b) Property Documents. Within three (3) days of the effective date of this Agreement, Seller shall deliver to Buyer, to the extent the same are available to Seller and in Sellers actual possession, the documents set forth below. Buyer shall review and approve all of the following due diligence matters within Buyer's due diligence period: any and all seismic engineering reports, property condition reports, service contracts, maintenance contracts, management contracts, insurance policies, market studies for the Property generated in the past two (2) years, and all other contracts or documents of significance to the Property. All such documents shall be delivered by Seller to Buyer at one time under cover of a letter signed by Seller specifying each such document so delivered by Seller and containing Seller's certification that such documents are all of the documents actually in Seller's possession.

         (c) Condition of the Property - Physical. To the extent the same is in Seller's actual possession, Seller shall deliver all documents to Buyer regarding the physical condition of the Property. It shall nonetheless be the primary and sole responsibility of the Buyer to conduct its own due diligence. Buyer shall conduct all of its own due diligence, inspection and review of the Property within the due diligence period, without relying upon the factual disclosures set forth in Seller's documents, but shall instead, verify the same by the use of Buyer's own consultants and experts. Similarly, Buyer shall not rely upon any representations or warranties by Seller, but shall instead investigate the same by the use of Buyer's own consultants and experts. Buyer's due diligence review shall include, but shall not be limited to: soils testing, geophysical conditions, physical survey, seismic, structural and other physical characteristics of the Property. Buyer shall rely upon its own experts, professionals, consultants and others to determine the suitability and the physical condition of the Property.

         (d) Condition of the Property - Environmental. Within three (3) days of the effective date of this Agreement, Seller shall provide Buyer with photocopies of the most recent Phase I Environmental Survey of the Property, if any, and any and all other documents in Seller's actual possession regarding the environmental condition of the Property. Without relying upon any representations or warranties by Seller, Buyer shall then commission and rely upon its own experts, professionals, consultants and others to determine the environmental condition of the Property within Buyer's due diligence period, including but not limited to any and all inspections and examinations for the existence of asbestos, asbestos containing materials, polychlorinated biphenyls ("PCB's"), underground storage tanks, radioactive substances, explosives, petroleum or petroleum by-products, urea formaldehyde, and other Hazardous Substances.

         (e) Limitation of Seller's Actual Knowledge. Seller hereby discloses that he has not had occupancy of the Building and therefore Seller's actual knowledge as to the physical condition and environmental condition is limited, that the Building dates back to a time when asbestos was commonly used near heating pipes and furnaces and that the Building was erected prior to modern structural steel reinforcement techniques were available for earthquake and similar matters that one would review given the general age of the Property and Building. Consequently, Seller specifically disclaims knowledge of these areas, not by way of limitation, but so as to make clear that the age of the Property will affect the due diligence by Buyer.

         (f) Applicable Laws. Within three (3) days of the effective date of this Agreement Seller shall deliver to Buyer any documents in Seller's actual possession relating to laws, ordinances or other governmental restrictions concerning the Property, if any. Thereafter, without relying upon any representations or warranties of Seller, Buyer shall, within Buyer's due diligence period, review and approve all zoning, land-use, subdivision, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, development, occupancy or enjoyment of the Property, both in it "AS IS" condition and as a development site for an office building pursuant to the plans attached as Exhibit "G".

         (f) Survey. Buyer may, at Buyer's sole cost and expense, cause a boundary and encroachment survey of the Property to be performed by a surveyor of Buyer's own choosing; provided, however, that the presence or absence of such a survey shall not be a due diligence matter unless such a survey is actually performed and an encroachment or other problem is actually discovered. Buyer may, at Buyer's sole option and at Buyer's sole expense alternatively have a separate ALTA land survey conducted by a surveyor of Buyer's own choosing. Such an ALTA land survey may be used for purposes of inducing Title Company to issue to Buyer an ALTA Owner's Policy of Title Insurance, or if not available at the time of closing to induce Title Company to upgrade their Title Insurance policy once such a survey is provided. Any ALTA survey shall not be a due diligence contingency item.

         (g) Appraisals. Seller shall deliver to Buyer within five (5) days of the effective date of this Agreement any appraisals or other market studies relating to the Property in Seller's actual possession, which appraisals may have been conducted within the past two (2) years. Without relying upon any representation or warranty of Seller, Buyer shall within Buyer's due diligence period, review and approve the feasibility and market value of the Property, shall approve all CC&R's and other restrictions effecting the beneficial use and enjoyment of the Property, as well as any other data Buyer deems appropriate to review in connection with the advisability of purchasing and developing the Property.

         (h) Governmental Conditions. Buyer shall obtain from appropriate government agencies and other sources (other than Seller) all documents relating to permits, approvals licenses, transferable development rights ("TDR's"), air rights, view rights or any other right or governmental regulations which effects the Property. Thereafter, without relying upon any representation or warranty of Seller, Buyer shall within Buyer's due diligence period review and approve all governmental records, permits, approvals, licenses, approvals, certificates of occupancy, and associated notices and correspondence affecting the Property and the proposed Building development.

         (i) Other Matters. Buyer's review and approval within the due diligence period of all other matters relating to or effecting the Property.

         (j) Representations and Warranties. Buyer acknowledges that Seller has made no representations or warranties regarding the Property, the Building or the feasibility or cost of development with regard to the currently proposed development of the Building. Buyer shall not rely upon any representation or warranty, either oral or written, made by Seller or any of its agents in connection with Buyer's purchase of the Property from Seller. Buyer and Seller agree that Seller has made no oral representations or warranties to Buyer. Buyer acknowledges that it is able to assess the due diligence contingencies without any reliance upon Seller.

         The foregoing conditions in this Section 6 are all of Buyer's due diligence conditions precedent, and these conditions precedent are intended for the benefit of both Seller and Buyer. The conditions precedent established by this Section 6 shall expire ten (10) days after the effective date of this Agreement, at which time, all such conditions precedent shall be deemed to be satisfied, unless written notice to the contrary is received by Seller. If Buyer indicates in writing that a condition precedent is not satisfied for any reason, Buyer may terminate this contract and have the Initial Deposit together with interest thereon returned. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations under this Agreement.

         Buyer shall pay all costs associated with Buyer's due diligence investigations. Seller's obligations to provide documents is limited to those documents actually available to Seller. Buyer shall provide Seller at no charge with photocopies of all reports and studies which Buyer obtains by reason of Buyer's due diligence investigation of the Property.

7. PROPERTY DEVELOPMENT & LEASES

         The Building has had plans drawn for its development into a first class office building in downtown San Francisco. A true and accurate copy of those plans are attached hereto collectively as Exhibit "G" and incorporated herein by this reference.

          The total square footage of the Building is approximately 18,000 square feet, with a basement consisting of another 5,000 square feet, more or less. The first floor and basement is currently subject to a written lease with Schroeder's Restaurant. Schroeder's Restaurant has indicated that it is amenable to a change in the lease terms whereby the basement can be remodeled so as to provide Schroeder's Restaurant with greater usable square footage, and a wine tasting room for rental by Diamond Oaks Vineyard.

         Seller has agreed to cooperate with Buyer in developing the Building as set forth in the plans and Buyer agrees to undertake such development, pursuant to the plans, which development is currently estimated to cost approximately Two Million Dollars ($2,000,000). However, as set forth above, the age of the Building, the Entitlement Process and similar matters could all significantly affect the ultimate outcome of the proposed development and Buyer agrees to use its best efforts to obtain building permits and a construction loan for the conversion of the Building pursuant to the plans.

         Buyer agrees to lease the tasting room as shown on the Exhibit "G" plans to DVC and/or DOV for a term of not less than ten (10) years, with two (2) five year options, with an initial base rent of Six Thousand Dollars ($6,000) per month, during the initial 10 year term, with all other provisions of the lease to be mutually acceptable to DCV/DOV on the one hand and Buyer on the other hand.

         Buyer also agrees to lease the top floor of the Building, as shown on the Exhibit "G" plans to Diversified Investment & Management Corporation (DIMC), or its assignee, for a term of not less than ten (10) years, with two (2) five year options, with an initial base rent of Ten Thousand Dollars ($10,000) per month, during the initial 10 year term, with all other provisions of the lease to be mutually acceptable to DIMC on the one hand and Buyer on the other hand.

8. CLOSING & ESCROW

         (a) Closing Date. The Closing hereunder shall be on or before the twelfth (12th) day following the effective date of this Agreement, unless otherwise agreed to between the parties in writing. If scheduled Closing day falls on a holiday, Saturday or Sunday, then the Closing shall occur two (2) business days thereafter (the "Closing Date").

         (b) Seller's Right to Extend Closing It is understood and agreed that Seller has the right to structure this transaction in compliance with the tax free exchange provisions of Internal Revenue Code ss. 1031. Seller shall have the right, at Seller's sole option to extend the Closing Date for a maximum of forty five (45) days beyond the Closing Date set forth in Section 8(a) above (the "Extended Closing Date"). Seller shall give Buyer written notice of its intent to extend the Closing Date for said period by delivering written notice thereof to Seller at the address shown below.

         (c) Failure to Close If the Closing does not occur on or before the Closing Date or the Extended Closing Date, as the case may be, then the Title Company as escrow holder shall, unless it is notified by both parties to the contrary within two (2) days after the scheduled Closing Date (or Extended Closing Date), return to the depositor thereof all items which may have been deposited hereunder, other than the cash deposited by Buyer. Buyer's Initial Deposit, Increased Deposit or Final Deposit, as the case may be, shall be returned to Buyer three (3) business days after the scheduled Closing Date, unless Seller notifies Title Company as escrow holder, in writing, that Seller contends that Buyer owes Seller part or all of the deposit money as liquidated damages as provided in Section 5 above. In the event of any such notice from Seller to Title Company as escrow, Title Company shall take such actions as it deems appropriate based on the written communications of Seller and Buyer, including transfer of the deposit money to Seller as liquidated damages. No return of deposit money shall, however, relieve Buyer of its obligation to pay for Extraordinary Procedure expenses incurred as of the date of Agreement termination.

         (d) Escrow Instructions This Purchase and Sale Agreement shall act as escrow instructions of both Buyer and Seller. Buyer and Seller shall each submit to the Title Company, not less than five (5) days prior to the Closing Date, such additional escrow instructions as may be necessary or required, consistent with the provisions of this Agreement.

         (e) Seller's Documents. At least two (2) business days prior to the Closing, Seller shall deliver to Title Company as escrow, the following:

                  (i) a duly executed and acknowledged grant deed conveying to the Buyer the Real Property and Appurtenances and all rights, privileges and easements appurtenant thereto;

                  (ii) a duly executed bill of sale covering the Personal Property, in the form attached hereto as Exhibit "D";

                  (iii) a Certificate from the California Secretary of State (or a commercial reporting service satisfactory to Buyer) that indicates that as of the Closing Date there are no filings against Seller in the office of the Secretary of State under the California Commercial Code that would be a lien on any of the items specified in the Bill of Sale referred to in Section 8(e)(ii) above (other than such filings, if any, as are being released at the time of the Closing);

                  (iv) originals of all documents, letters, plans, specifications, reports and similar matters as the same relate to the Entitlements, and Seller shall transfer ownership and possession of all Entitlement materials by way of physical deliver outside of escrow by delivery thereof to Diversified Investment & Management Corporation. Seller shall execute and deliver the "Entitlement Transfer" form attached hereto as Exhibit "E" and incorporated herein;

                  (v) originals or copies of all service contracts, maintenance contracts and management contracts, if any, affecting the Property (collectively, the "Service Contracts") to be continued by Buyer after the Closing, and any warranties or guaranties received by Seller from any contractors, subcontractors, suppliers, materialmen, consultants, architects, engineers and others who have performed work on the Property or in connection with obtaining the Entitlements;

                  (vi) to the extent available to Seller originals of all architectural plans, designs, permits, studies, reports, agreements or similar matters generated in the Entitlement process and relating to the Property;

                  (vii) an affidavit of Seller that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code") duly executed by Seller in the form attached hereto as Exhibit "E";

                  (viii) closing statement in form and content satisfactory to Buyer and Seller; and

                  (ix) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

         Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

         (f) Buyer's Documents and Funds. At least two (2) business days prior to the Closing, Buyer shall deliver to Title Company as escrow, the following:

                  (i) the cash portion of the Purchase Price in immediately available funds;

                  (ii) immediately available funds sufficient to reimburse Seller as provided in Section 3(c) above;

                  (iii) immediately available funds sufficient to reimburse Seller as provided in Section 3(d) above;

                  (iv) immediately available funds sufficient to pay all title insurance and other Closing costs allocable to Buyer as provided for herein;

                  (v) an acknowledgement of liability sunset reflecting the provisions of Section 12 of this Agreement in the form attached hereto as Exhibit "F"; and

                  (vi) any other documents, instruments or agreements called for hereunder which have not previously been delivered.

         Seller may waive compliance on Buyer's part under any of the foregoing items by an instrument in writing.

         (g) Other Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company as escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

         (h) Prorations. The Title Company shall prorate all real property taxes, water, sewer and utility charges, amounts payable under the Service Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), insurance premiums (as to those policies, if any, that Buyer determines will be continued after the Closing), and other expenses normal to the operation and maintenance of the Property shall be prorated on the basis of a 365-day year as of 12:01 a.m. on the date the grant deed is recorded.

         Seller and Buyer hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within thirty (30) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of ten percent (10%) per annum from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefore.

         (i) Expenses. Buyer shall pay the fee for the policy of title insurance. Seller shall pay the cost of all San Francisco City and County transfer taxes applicable to the sale. No Brokerage commissions are involved in this transaction and each party holds the other harmless for any claims therefore. Seller and Buyer shall each pay fifty percent (50%) of all escrow charges, document processing fees and other charges (other than attorneys fees) as the same may relate to the closing of this transaction.

         (j) Closing. Upon satisfaction and completion of all other matters set forth in this Section 8, escrow shall close and Seller's grant deed shall be delivered to Buyer and recorded and all of Seller's other documents as set forth above shall be delivered by Title Company to Buyer. At the Closing Buyer's funds shall be paid to Seller, or Seller's exchange accommodator, as Seller may so designate, and Buyer's documents as set forth above shall be delivered to Seller.

9. CONDITIONS PRECEDENT TO CLOSING

         All of the conditions of Section 8 of this Agreement shall constitute all of the conditions precedent to the Closing as described herein. After the satisfaction or waiver of the due diligence contingencies of Section 6 and the Entitlement Contingency of Section 7, failure by either Seller or Buyer to satisfy the conditions imposed upon said party by Section 8 of this Agreement shall constitute a material breach by said party of this Agreement.

10.      REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents and warrants to Buyer, subject to the limitations of Section 12 below, as follows:

         (a) Except as disclosed to Buyer in writing during the due diligence period of Section 6, hereof, to Seller's actual knowledge, there are not now, and at the time of Closing there will not be, any material physical defect concerning the Property;

         (b) Except as disclosed to Buyer in writing during the due diligence period of Section 6 hereof, to Seller's actual knowledge, the Property is in compliance with all applicable governmental laws and regulations.

         (c) The architectural plans, consulting reports and all other contracts or documents delivered to Buyer pursuant to Section 6 of this Agreement are, and at the time of Closing will be, true and correct originals or copies;

         (d) Except as disclosed to Buyer in writing, during the due diligence period, Seller has no actual knowledge of any condemnation, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, which would adversely affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property.

         (e) Except as disclosed to Buyer in writing during the due diligence period of Section 6, hereof, to Seller's actual knowledge, Seller has obtained all licenses, permits, easements and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the normal use and operation of the Property, in its current condition. Nothing in this subparagraph (e) shall impose an obligation on Seller to obtain any permit or other matter for the prospective development of the Building, except for the Entitlements.

         (f) Seller is not a party to any labor dispute that could adversely affect the Property.

         (g) Except as disclosed to Buyer in writing during the due diligence period of Section 6 hereof, at the time of Closing there will be no outstanding contracts made by Seller without the consent of Buyer, for any improvements to the Property which have not been fully paid for and Seller shall NOT cause to be discharged all mortgages or deeds of trust in which Seller is Trust or and which effect the Property prior to or at the Closing.

         (h) Seller knows of no facts and has not failed to disclose any fact which would prevent Buyer from using and operating the Property after Closing in the manner planned by Buyer, in a manner similar to the way other similar properties in the area are operated.

         (i) Except as disclosed to Buyer in writing during the due diligence period of Section 6 hereof, to Seller's actual knowledge, neither Seller nor any predecessor owner, occupant or user of the Property, or any past or current tenant, has spilled, disposed of, released, or stored on, under or at the Property any Hazardous Substances (excepting only minor quantities maintained in accordance with commercially reasonable standards and applicable environmental laws);

         (j) Except as disclosed to Buyer in writing during the due diligence period of Section 6 hereof, Seller has no actual knowledge that the Property or any adjacent property has been used as a dump or landfill or that any Hazardous Substances have been generated, released, stored (excepting only minor quantities maintained in accordance with commercially reasonable standards and applicable environmental laws) or deposited over, beneath or on the Property or the adjacent property.

         (k) Except as disclosed to Buyer in writing during the due diligence period of Section 6 hereof, Seller has not been notified of any proceeding or inquiry by any governmental authority with respect to the production, storage, disposal or use of any hazardous waste or other toxic or hazardous substance on or under the Real Property.

         (l) Subject only to the limitation of Section 12(d) nothing in this Agreement shall be deemed (a) a release of Seller from its liability, if any, to any governmental entity or third party (including without limitation Buyer) for any violation of applicable environmental laws; or (b) a waiver of any rights of Buyer to seek contribution from Seller in any action under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq, or any other toxic or hazardous materials cleanup statute, law or regulation; or (c) any statutory or common law indemnification by Buyer in favor of Seller (or any other person or entity) respecting environmental or related matters.

         (m) As used in this Agreement the term "Hazardous Substances" shall have the meaning set forth in U.S.C. Section 9601 (14), expanded to include petroleum.

         (n) There is no litigation pending or threatened against Seller or any basis therefore that arises out of the ownership of the Property or that might detrimentally affect the proposed use or operation of the Property, or the value of the Property or adversely affect the ability of Seller to perform its obligations under this Agreement.

         (o) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         (p) This Agreement and all documents executed by Seller which are to be delivered to Buyer at the time of Closing are, or at the time of Closing will be, duly executed and delivered by Seller, are, or at the time of Closing will be, legal, valid, and binding obligations of Seller, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

11. REPRESENTATIONS AND WARRANTIES OF BUYER.

         All documents executed by Buyer which are to be delivered to Seller at the Closing are to or at the time of Closing will be duly executed and delivered by Buyer (or assignee), and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement, mortgage, deed, note or other document or instrument to which Buyer is a party or to any court order to which Buyer is subject.

12. WAIVER AND SUNSET

         (a) Notwithstanding any other provision of this Agreement to the contrary, Buyer agrees to buy the Property "AS IS" and shall not rely upon any representations or warranties of Seller as to the condition of the Property, its suitability for development, its financial suitability or any other matter whether set forth in Section 10 or otherwise. Buyer agrees to rely solely upon its own experts, consultants and professionals in determining the condition of the Property, including specifically any environmental condition.

         (b) Seller has given certain representations in Section 10 of this Agreement and it is the intent of the parties hereto that said representations are given by Seller to Buyer only for purposes of assisting Buyer with the due diligence and Closing of this transaction. At the Closing, any and all representations and warranties of Seller to Buyer shall cease and be terminated such that, any representation by Seller contained in this Agreement, will be true at the Closing, but shall not survive the Closing, such that absent material falsity of said representation at the Closing, Buyer cannot suffer damages as a result of any representation or warranty of Seller. Seller agrees that the representations made in Section 10 above were made solely to assist Buyer in conducting Buyer's due diligence investigation, and that Buyer is aware that all said representations are "to the actual knowledge of Seller" such that Seller is not assuring the ultimate truth of said representations, but merely indicating to Buyer that Seller is not engaged in any fraud or concealment with respect to matters effecting the Property.

         (c) Should any litigation arise by reason of Seller's representations or warranties as set forth in Section 10 or elsewhere, the parties intend that Buyer place no reliance upon said representations, and that Buyer conduct an appropriate inquiry into the truth or falsity of any and all representations to ascertain the true conditions of the Property. In any litigation, Seller have liability only to the extent it can be shown that Seller willfully made a false representation or willfully concealed a material fact from Buyer, and that Buyer had no method whereby Buyer could protect itself based upon its own investigation and diligence.

         (d) In no event may any action for any reason be commenced against Seller by Buyer, Buyer's assignee, or any successor in interest, more than sixty
(60) days after the closing contemplated herein, and Buyer on behalf of itself, its assignees, successors and assigns hereby waives any and all rights to recover any money from Seller for any reason, unless action thereon is commenced within said sixty (60) day period following the Closing. This "sunset" provision shall apply to any action brought against Seller including, but not limited to actions based on Hazardous Substances or Seller's representations.

         (e) Buyer and Seller agree that there are no oral representations from either party. The Buyer shall verify its acceptance of these provisions by executing and delivering to Seller at the Closing the "Sunset & Waiver" attached hereto as Exhibit "F".

13. LOSSES BY CASUALTY; CONDEMNATION.

         In the event that, prior to Closing, the Property, or any part thereof, is rendered totally incapable of development by an Act of God (i.e. "total destruction") or if condemnation proceedings are threatened or commenced against the Property, which condemnation proceedings involve fifty percent (50%) or more of the Real Property (i.e. "major condemnation"), then and only then shall Buyer have the right, exercisable by giving notice of such decision to Seller within three (3) days after receiving written notice from Seller of such total destruction by Act of God or major condemnation proceedings, to terminate this Agreement, in which case, neither party shall have any further rights or obligations hereunder and the full amount of any Deposit shall be returned to Buyer. If Buyer either:

         (a) elects not to terminate this Agreement following a total destruction or major condemnation; or

         (b) the destruction or condemnation is not total or major, then Buyer shall accept the Real Property in its then condition and all proceeds of insurance or condemnation awards payable to Seller by reason of such destruction or condemnation, if any, shall be paid or assigned to Buyer. If Buyer fails to give notice Buyer shall be deemed to have elected to continue this Agreement.

14. POSSESSION.

         Possession of the Property shall be delivered to Buyer on the Closing Date; provided that Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to Buyer's due diligence inspections and the representations, and warranties of Seller herein, and with respect to satisfaction of any conditions precedent to the Closing herein. Buyer shall also have access to the Property for the purpose of conducting environmental surveys, soils tests, surveys or other physical inspections of the Property. Seller shall cooperate with Buyer in providing access to the Property and satisfying the conditions contained herein.

15. MAINTENANCE OF THE PROPERTY.

         Between the date of mutual execution of this Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted and Seller shall otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property.

16. BUYER'S CONSENT TO NEW CONTRACTS AFFECTING THE PROPERTY.

         Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease, amendment of lease, contract or agreement or permit any tenant of the Property to enter into any sublease, assignment of lease, contract or agreement pertaining to the Property without obtaining Buyer's consent thereto.

17. MISCELLANEOUS.

         (a) Notices. Any notice, consent, approval, waiver or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or two (2) days after deposited in the United States mail, certified mail, postage prepaid, return receipt required, and addressed as follows:

         If to Seller:              Mr. Dinesh Maniar
                                    400 Oyster Point Boulevard
                                    Suite 415
                                    South San Francisco, CA 94080
                                    Telephone: (650) 266-8080
                                    Facsimile: (650) 266-8089


         With a copy to:            James T. Graeb, Esq.
                                    400 Oyster Point Boulevard
                                    Suite 415
                                    South San Francisco, CA 94080
                                    Telephone: (650) 266-8080
                                    Facsimile: (650) 266-8089


         If to Buyer:               Montgomery Realty Group, Inc.
                                    a Nevada corporation
                                    Attn: James M. Hanavan, Secretary
                                    400 Oyster Point Boulevard
                                    Suite 415
                                    South San Francisco, CA 94080
                                    Telephone: (650) 266-8080
                                    Facsimile: (650) 266-8089


         With a copy to:            James T. Graeb, Esq.
                                    400 Oyster Point Boulevard
                                    Suite 415
                                    South San Francisco, CA 94080
                                    Telephone: (650) 266-8080
                                    Facsimile: (650) 266-8089
or such other address as either party may from time to time specify by notice hereunder to the other.

         (b) Attorney Representation Both Buyer and Seller hereby waive any conflict of interest with regard to the services of James T. Graeb, Esq. and all parties hereto represent and acknowledge that James T. Graeb, Esq. has made no representations regarding the Property, the Building, the suitability of the investment, or the tax effects of the transaction.

         (c) Brokers and Finders. No Brokers are involved in this transaction and each party shall hold the other harmless from any claims for brokerage fees. If any other broker or finder perfects a claim for a commission or finder's fee based on any contact, dealings or communication with any party hereto, the party through whom the broker or finder makes such claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. The provisions of this paragraph shall survive the Closing.

         (d) Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns. Without being relieved of any liability under this Agreement, Buyer reserves the right to take title to the Property in a name or assignee other than Buyer.

         Neither party to this Agreement may assign this Agreement to another party, except that both Buyer and Seller may assign this Agreement for purposes of IRC ss. 1031 to and First Guaranty Exchange (or other agreed upon exchange accommodator) to assist in a tax free exchange.

         (e) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

         (f) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

         (g) Merger of Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, understandings and agreements between the parties, relating to the subject matter hereof.

         (h) Enforcement. If either party fails to perform any of its obligations under this Agreement or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys; fees.

         (i) Time of the Essence. Time is of the essence of this Agreement.

         (j) Exchange Transaction. In the event that Seller elects to consummate the transaction contemplated herein by virtue of an exchange transaction under
Section 1031 of the Code, Buyer shall cooperate with Seller in so effecting Seller's consummation of such transaction subject to the following conditions:

                  (i) Except as provided in Section 8(b) above, the period for the Closing shall not be extended by such exchange transaction;

                  (ii) Buyer shall not take title to any property as part of any such exchange transaction;

                  (iii) Buyer shall not be required to advance any funds whatsoever or incur any obligation or liability whatsoever in connection with any such exchange transaction;

         (j) Specific Performance. Seller acknowledges that in the event of a breach or default or threatened breach or default under this Agreement by Seller prior to the Closing, damages at law will be an inadequate remedy and, accordingly, without in any manner limiting any other remedies available to Buyer, Seller's obligations under this Agreement may be enforced by specific performance.

         (k) Attorneys Fees Seller and Buyer shall each bear their own attorneys fees in the performance of this Agreement; provided, however, that in the event of a dispute between Buyer and Seller regarding enforcement or interpretation of this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable attorneys fees generated by reason of said dispute.

         (l) Headings. The headings of the various sections of this Agreement are for the convenience of the parties and shall not be used in the interpretation of this Agreement.

         (m) Interpretation. This Agreement shall be construed according to the normal meaning of words and phrases, and shall not be read against either party to this Agreement. In any dispute regarding interpretation of this Agreement, the Court shall seek to base its interpretation on the underlying business goal and the language reflected thereby.

         (n) Building Plans & Permits. It is the intention of the parties hereto that Seller shall control the Entitlement process until this transaction is closed as contemplated above.

         (o) Meet and Confer. It is the intention of the parties hereto that Buyer and Seller shall cooperate in the Entitlement process. It is further contemplated that Buyer and Seller shall enter into leases as provided in
Section 7 above. Buyer and Seller agree to cooperate and act in a commercially reasonable manner as to said leases.

         (p) Days and Business Days. As used in this Agreement, the term "day" shall refer to a calendar day and the term "business day" shall refer to any calendar day other than a federal holiday, Saturday or Sunday.

         (q) Other Construction As used herein the term "may" is permissive and the term "shall" is mandatory. The term "will" means the statement of an intention and not an obligation. The singular shall include the plural and the neuter, the masculine and feminine.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           Buyer:




                                            /s/ James M. Hanavan
                                           -------------------------------------
                                           Montgomery Realty Group, Inc.
                                           By: James M. Hanavan, Secretary





                                           Seller:



                                            /s/ Dinesh Maniar
                                           -------------------------------------
                                            Mr. Dinesh Maniar, an individual

                                    Exhibit A


                          Description of Real Property

                                    Exhibit B

                          Schedule of Personal Property


                                      None

                                    Exhibit C

                              WARRANTY BILL OF SALE

         For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration the receipt of which is hereby acknowledged, Mr. Dinesh Maniar ("Seller") does hereby sell, transfer, and convey to Montgomery Realty Group, Inc. a Nevada corporation (or assignee) ("Buyer"), the following personal property which Seller warrants to be free and clear of all encumbrances, to wit:

                  The personal property is itemized on Schedule of Personal Property attached hereto and incorporated herein by this reference.

         Seller does hereby covenant with Buyer that the undersigned is the lawful owner of such personal property, and that the undersigned has good right to sell the same as aforesaid and will warrant and defend the title thereto unto Buyer, its successors and assigns, against the claims and demands of all persons whomsoever.

         DATED this _____ day of __________________, 2003.




                                            Seller: ___________________________
                                                    Mr. Dinesh Maniar

                                    Exhibit D

                         Transfer of Entitlement Rights


         Mr. Dinesh Maniar, an individual ("Transferor") hereby transfers, assigns and delivers to Montgomery Realty Group, Inc. a Nevada corporation, doing business in California as Nevada-Montgomery Realty Group, Inc., or assignee ("Transferee") any and all architectural plans development rights in and to the Land described in Exhibit "A" attached hereto, together with all City of San Francisco Planning Department and Planning Commission approvals, including but not limited to:

         List documents received (i.e. plans, etc.)

all of which rights, approvals and documents are hereinafter referred to as the "Entitlements". Transferor warrants that all said rights, approvals and documents were lawfully obtained and represent the rights and approvals set forth in said documents, subject to the conditions set forth therein.


Dated: ____________________, 2003






                                                --------------------------------
                                                 Mr. Dinesh Maniar

                                   Exhibit "E"

                              NON-FOREIGN AFFIDAVIT


         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by Montgomery Realty Group, Inc. a Nevada corporation ("Seller"), the undersigned hereby certifies the following on behalf of Seller:

         1. Seller is not a foreign corporation, a foreign partnership, a foreign trust or a foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); and

         H. Seller's U.S. taxpayer identification number is ###-##-####; and

         3. Seller's office address is 400 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

         Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

         Under penalty of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of himself.

         IN WITNESS WHEREOF, Mr. Dinesh Maniar has executed this certification as of this ____ day of __________, 2003.


                                                     SELLER:



                                                     By:
                                                     ---------------------------
                                                      Mr. Dinesh Maniar

                                   EXHIBIT "F"

                                 SUNSET & WAIVER


Buyer acknowledges that:

         1. The Property, Building and Entitlements, together with all other property, real, personal or intangible acquired pursuant to the Purchase & Sale Agreement dated effective July 17, 2003, by and between Mr. Dinesh Maniar as "Seller" and Montgomery Realty Group, Inc. as "Buyer" (the "Agreement").

         2. Buyer accepts the Property, Building and Entitlements, together with all other property, real, personal or intangible acquired pursuant to the Agreement in an "AS IS" condition, with no representations or warranties, express or implied, including specifically, but not by way of limitation, the warranty of suitability for particular purpose.

         3. Buyer re-affirms that Seller's representations and warranties as set forth Section 10 of the Agreement, and elsewhere in the Agreement were made to accommodate Buyer and shall expire at the Closing.

         4. Buyer hereby waives any and all recourse against Seller in the event there is any defect in the Property or any adverse condition exists, including, but not limited to toxic matters, since all property, environmental and other matters were given adequate due diligence investigation by Buyer and Buyer relied solely upon its own due diligence investigations, experts and consultants in choosing to purchase the Property, Building and Entitlements, and no reliance was placed upon any representation by Seller.

         5. Buyer agrees that after sixty (60) days from the date of Closing, Buyer is estopped from commencing any litigation against Seller or his agents, for any reason whatsoever, and that Buyer's purchase of the Property, Building and Entitlements was not induced by any representation or act of Seller and that Buyer's execution of this Waiver was not induced by any representation or act if Seller.

         6. Buyer waives its rights against Seller under California Civil Code ss. 1542, which section reads as follows:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         7. Buyer further acknowledges that all of the facts concerning this transaction may not be known to either party and that said facts may be significant. Further, the legal and business effect of certain facts may change and Buyer accepts the uncertainty inherent therein.

The foregoing waivers support, but do not limit, any waivers set forth in the Purchase & Sale Agreement.


Dated: July ______, 2003



By:
   -------------------------------------
   James M. Hanavan, Corporate Secretary
   Montgomery Realty Group, Inc.

                                   EXHIBIT "G"

                         PLANS FOR BUILDING IMPROVEMENT